NSAR ITEM 77C

Van Kampen American Capital California Quality Municipal Trust (VQC)


(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital California Quality Municipal Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     7,455,039     Against     146,251

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     3,599,687     Against     225,352


NSAR ITEM 77C

Van Kampen American Capital California Quality Municipal Trust (VQC)


(a)  An Annual Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital California Quality Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     7,927,159     Against     119,533

     4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

         For     8,128,631     Against     32,428